News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2025 Second Quarter Financial Results

Troy, MI, August 13, 2025 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial Highlights

•
Net income allocable to common shareholders of $2.1 million, or $0.17 per share
•
Gains in the quarter due largely to valuation recognition of an earnout
•
Net investment income of $1.3 million
•
Book value increased to $2.31 per common share outstanding

Management Comments

Brian Roney, CEO of Conifer, commented, "We are encouraged by progress made to date in streamlining our organization and focusing on our core lines going forward. The Company continues to simplify operations as the last part of our Commercial Lines production is largely running off at this point. Overall, our gross written premium was up double digits for the period led by our Personal Lines business, which after a tough first quarter is coming back in line with expected performance metrics. Additionally, the quarter’s results were positively impacted by the partial recognition of an earnout related to the CIS sale from last year."

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2025 Second Quarter Financial Results Overview

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	At and for the Three Months Ended June 30,			At and for the Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except share and per share amounts)

Gross written premiums	$21,079	$18,971	11.1%	$37,252	$43,284	-13.9%
Net written premiums	1,383	13,247	-89.6%	12,223	28,638	-57.3%
Net earned premiums	9,564	16,666	-42.6%	19,879	33,553	-40.8%

Net investment income	1,298	1,473	-11.9%	2,587	3,019	-14.3%
Net realized investment gains (losses)	(28)	(118)	**	(25)	(118)	**
Change in fair value of equity securities	(65)	(196)	**	(257)	(153)	**

Net income (loss) allocable to common shareholders	2,051	(3,950)	**	2,573	(3,876)	**
Net income (loss) allocable to common shareholders per share, diluted	$0.17	$(0.32)	**	$0.21	$(0.32)	**

Adjusted operating income (loss)*	(2,070)	(3,414)	**	(5,754)	(1,888)	**
Adjusted operating income (loss) per share, diluted*	$(0.17)	$(0.28)	**	$(0.47)	$(0.15)	**

Book value per common share outstanding	$2.31	$(0.10)		$2.31	$(0.10)

Weighted average shares outstanding, basic and diluted	12,222,881	12,222,881		12,222,881	12,222,881

Underwriting ratios:
Loss ratio (1)	68.8%	91.5%		79.7%	76.6%
Expense ratio (2)	52.3%	32.1%		51.5%	33.4%
Combined ratio (3)	121.1%	123.6%		131.2%	110.0%

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.
** Percentage is not meaningful
(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.
(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.
(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2025 Second Quarter Gross Written Premium

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Gross written premiums increased 11.1% in the second quarter of 2025 to $21.1 million, compared to $19.0 million in the prior year period. This increase was led largely by the Company’s renewed focus on disciplined underwriting in its homeowners’ lines of business in Texas and the Midwest.

Performance in these lines of business improved substantially compared to the first quarter of 2025, during which the Company saw considerable impact from storm activity. Metrics across the portfolio are beginning to line up with expected targets.

Commercial Lines Financial and Operational Review

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Gross written premiums	$3,190	$6,782	-53.0%	$5,237	$19,544	-73.2%
Net written premiums	(433)	4,285	**	(2,036)	12,572	**
Net earned premiums	468	8,681	-94.6%	1,799	17,478	-89.7%

Underwriting ratios:
Loss ratio	216.4%	79.4%		140.0%	77.9%
Expense ratio	40.9%	25.3%		29.5%	29.1%
Combined ratio	257.3%	104.7%		169.5%	107.0%

Contribution to combined ratio from net (favorable) adverse prior year development	26.7%	23.6%		-27.5%	12.0%

Accident year combined ratio (1)	230.6%	81.1%		197.0%	95.0%

** Percentage is not meaningful

(1) The accident year combined ratio is the sum of the loss ratio and the expense ratio, less changes in net ultimate loss estimates from prior accident year loss reserves. The accident year combined ratio provides management with an assessment of the specific policy year's profitability and assists management in their evaluation of product pricing levels and quality of business written.

The Company’s commercial lines of business represented 15.1% of total gross written premium in the second quarter of 2025. As noted above, premiums decreased considerably year over year as Conifer continued to focus its underwriting efforts on Personal Lines business, notably our homeowners’ insurance portfolio in Texas and the Midwest.

Personal Lines Financial and Operational Review

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	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Gross written premiums	$17,889	$12,189	46.8%	$32,015	$23,740	34.9%
Net written premiums	1,816	8,962	-79.7%	14,259	16,066	-11.2%
Net earned premiums	9,096	7,985	13.9%	18,080	16,075	12.5%

Underwriting ratios:
Loss ratio	61.2%	104.6%		73.7%	75.2%
Expense ratio	53.0%	39.5%		53.8%	38.1%
Combined ratio	114.2%	144.1%		127.5%	113.3%

Contribution to combined ratio from net (favorable) adverse prior year development	4.7%	9.3%		6.6%	1.4%

Accident year combined ratio	109.5%	134.8%		120.9%	111.9%

Personal lines, representing 84.9% of total gross written premium for the quarter, consist primarily of low-value dwelling homeowners’ insurance in Texas and the Midwest.

Personal lines gross written premium increased 46.8% from the prior year period to $17.9 million for the second quarter of 2025, led by growth in the Company’s low-value dwelling line of business in Texas. The expense ratio increased in part due to a quota share treaty effective June 1, 2025, which reduces net earned premium.

Combined Ratio Analysis

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Underwriting ratios:
Loss ratio	68.8%	91.5%	79.7%	76.6%
Expense ratio	52.3%	32.1%	51.5%	33.4%
Combined ratio	121.1%	123.6%	131.2%	110.0%

Contribution to combined ratio from net (favorable)
adverse prior year development	5.8%	16.8%	3.5%	6.9%

Accident year combined ratio	115.3%	106.8%	127.7%	103.1%

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Net Investment Income

Net investment income was $1.3 million for the quarter ended June 30, 2025, compared to

$1.5 million in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a modest loss from the change in fair value of equity investments of $65,000, compared to a $196,000 loss in the prior year period.

Net Income (Loss) allocable to common shareholders

The Company reported net income allocable to common shareholders of $2.1 million, or $0.17 per share, for the second quarter of 2025.

Adjusted Operating Income (Loss)

The Company reported an adjusted operating loss of $2.1 million, or $0.17 per share, for the second quarter ended June 30, 2025. See Definitions of Non-GAAP Measures.

About Conifer Holdings

Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents. The Company trades on the Nasdaq Capital Market under the symbol CNFR. Additional information is available on the Company's website at www.ir.cnfrh.com.

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding: 1) net realized investment gains and losses, 2) change in fair value of equity securities, 3) Change in fair value of contingent considerations, 4) Contingent consideration bonus expense and 5) net income or loss from discontinued operations. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into the results of our operations and underlying business performance.

Forward-Looking Statement

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 28, 2025 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

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Reconciliations of adjusted operating income (loss) and adjusted operating income (loss) per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(dollar in thousands, except share and per share amounts)

Net income (loss)	$2,051	$(3,792)	$2,573	$(3,561)
Less:
Net realized investment gains (losses)	(28)	(118)	(25)	(118)
Change in fair value of equity securities	(65)	(196)	(257)	(153)
Change in fair value of contingent considerations	5,355	-	9,750	-
Contingent consideration bonus expense	(1,141)	-	(1,141)	-
Net income (loss) from discontinued operations	-	(64)	-	(1,402)
Impact of fincome tax expense (benefit) from adjustments *	-	-	-	-
Adjusted operating income (loss)	$(2,070)	$(3,414)	$(5,754)	$(1,888)

Weighted average common shares, diluted	12,222,881	12,222,881	12,222,881	12,222,881

Diluted income (loss) per common share:
Net income (loss)	$0.17	$(0.31)	$0.21	$(0.29)
Less:
Net realized investment gains (losses)	-	(0.01)	-	(0.01)
Change in fair value of equity securities	(0.01)	(0.02)	(0.02)	(0.02)
Change in fair value of contingent considerations	0.44	-	0.80	-
Contingent consideration bonus expense	(0.09)	-	(0.10)	-
Net income (loss) from discontinued operations	-	-	-	(0.11)
Impact of income tax expense (benefit) from adjustments *	-	-	-	-
Adjusted operating income (loss), per share	$(0.17)	$(0.28)	$(0.47)	$(0.15)

* The Company has recorded a full valuation allowance against its deferred tax assets as of June 30, 2025 and June 30, 2024, respectively. As a result, there were no taxable impacts to adjusted operating income from the adjustments to net income (loss) in the table above after taking into account the use of NOLs and the change in the valuation allowance.

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Conifer Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30	December 31,
	2025	2024
Assets	(Unaudited)
Investment securities:
Debt securities, at fair value (amortized cost of $108,000 and $117,827, respectively)	$97,899	$105,665
Equity securities, at fair value (cost of $1,832 and $1,836, respectively)	1,342	1,603
Short-term investments, at fair value	36,387	21,151
Total investments	135,628	128,419

Cash and cash equivalents	21,953	27,654
Premiums and agents' balances receivable, net	8,435	9,901
Reinsurance recoverables on unpaid losses	77,892	84,490
Reinsurance recoverables on paid losses	5,863	6,919
Prepaid reinsurance premiums	18,179	6,088
Deferred policy acquisition costs	3,338	6,380
Receivable from contingent considerations	7,820	8,070
Other assets	4,154	3,735
Total assets	$283,262	$281,656

Liabilities and Shareholders' Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$164,644	$189,285
Unearned premiums	35,239	30,590
Reinsurance premiums payable	9,386	1
Debt	12,060	11,932
Mandatorily redeemable preferred stock	5,885	-
Funds held under reinsurance agreements	21,180	25,829
Accounts payable and other liabilities	6,660	2,494
Total liabilities	255,054	260,131

Commitments and contingencies

Shareholders' equity:
Common stock, no par value (100,000,000 shares authorized; 12,222,881 issued and outstanding, respectively)	100,132	98,178
Accumulated deficit	(60,580)	(63,153)
Accumulated other comprehensive income (loss)	(11,344)	(13,500)
Total shareholders' equity	28,208	21,525
Total liabilities and shareholders' equity	$283,262	$281,656

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Conifer Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024

Revenue and Other Income
Premiums
Gross earned premiums	$16,484	$29,381	$32,602	$63,613
Ceded earned premiums	(6,920)	(12,715)	(12,723)	(30,060)
Net earned premiums	9,564	16,666	19,879	33,553
Net investment income	1,298	1,473	2,587	3,019
Net realized investment gains (losses)	(28)	(118)	(25)	(118)
Change in fair value of equity securities	(65)	(196)	(257)	(153)
Other income	10	77	75	226
Change in fair value of contingent considerations	5,355	-	9,750	-
Total revenue and other income	16,134	17,902	32,009	36,527

Expenses
Losses and loss adjustment expenses, net	6,564	15,281	15,838	25,801
Policy acquisition costs	2,287	3,392	4,964	6,552
Operating and other expenses	4,368	2,422	7,229	5,072
Interest expense	864	868	1,405	1,745
Total expenses	14,083	21,963	29,436	39,170

Income (loss) from continuing operations before income taxes	2,051	(4,061)	2,573	(2,643)
Income tax expense (benefit)	-	(333)	-	(484)

Net income (loss) from continuing operations	2,051	(3,728)	2,573	(2,159)
Net income (loss) from discontinued operations	-	(64)	-	(1,402)
Net income (loss)	2,051	(3,792)	2,573	(3,561)
Series A Preferred Stock dividends	-	158	-	315
Net income (loss) allocable to common shareholders	2,051	(3,950)	2,573	(3,876)

Earnings (loss) per common share, basic and diluted
Net income (loss) from continuing operations	$0.17	$(0.31)	$0.21	$(0.18)
Net income (loss) from discontinued operations	$-	$(0.01)	$-	$(0.11)
Net income (loss) allocable to common shareholders	$0.17	$(0.32)	$0.21	$(0.32)

Weighted average common shares outstanding, basic and diluted	12,222,881	12,222,881	12,222,881	12,222,881